Exhibit 99.1

Baseline Oil & Gas Corp. Provides Operational Update — Targets Significant Production Increases In 2008

HOUSTON, Feb. 13, 2008 (PRIME NEWSWIRE) — Baseline Oil & Gas Corp. (“Baseline” or the “Company”) (OTC BB:BOGA.OB - News) announced today that it has made excellent progress executing its development program in the fourth quarter of 2007, and extending into the first quarter of 2008. The Company is focused on the development of its two 100% owned and operated fields in Texas: the Blessing Field in Matagorda County, south Texas; and, the Eliasville field in Stephens County, north Texas. With respect to Baseline’s third asset, a non-operated average 18% WI in certain New Albany Shale resource play acreage (southern Indiana), the Company and its partners are currently planning the installation of gathering and compression facilities and the completion of an existing group of horizontal wells. This work is expected to be finished during the third quarter of 2008, with new drilling activity also anticipated during the second half of the year.

In the fourth quarter of 2007, Baseline’s average net production declined to 7.5 mmcfed in October, partly due to the short term shut-in of gas sales in the Blessing field (related to third party pipeline operations). In addition, several wells developed mechanical problems in the Blessing field, resulting in lower production. Currently, with a group of wells having been successfully drilled or worked over, production has increased to 9 mmcfed (net) as of February 1, 2008. With approximately $15 million of cash on hand and an undrawn bank line, the Company has ample capital to execute its 2008 development program. Management expects to double production by year-end 2008.

Blessing Field

Baseline drilled its first new well in this field and also worked over 5 wells at Blessing during the fourth quarter of 2007. The East Blessing #3 well was drilled to 12,000 feet and is currently producing at a pre-stimulation rate of between 400 and 500 mcfpd and 30-40 bopd ( 8/8 ths). The Company plans to add perforations and stimulate this well by the end of the first quarter 2008. The five workovers performed at Blessing were on producing wells which encountered reduced rates and downhole mechanical problems during the third quarter. These wells were successfully restored to previous rates by year end. Currently Baseline is finishing 2 additional workovers, and has 5 more workovers to do on existing wells, all related to enhancing and stabilizing production from currently completed pay intervals. In addition, the Company will move in a drilling rig by the end of February to drill 2 new wells back-to-back. A workover rig currently in the field will be used to complete these new wells, and to finish the 5 well workover program mentioned above.

The Company is currently finishing a joint in-house/third party geological and reservoir engineering study of the field. This study, combined with the recent field work, has allowed Baseline to develop a more complete understanding of geological and reserve potential in the field, as well as identify more optimum completion methods. The nature of the multi-pay, thin-bed Frio sands, and previous completion techniques, provide numerous opportunities for Baseline to increase production and create a long-life asset with significant ongoing development opportunities.

Eliasville Field

Baseline successfully drilled 5 new proved undeveloped (PUD) wells to the Caddo formation at 3350 feet during the fourth quarter of 2007. Three of the wells were on line by the end of December, and the last 2 will be on line by the end of February. The average daily rate for each newly drilled well has been approximately 32 bopd ( 8/8ths).

In addition to drilling the new wells, the Company worked over 5 idle wells during the fourth quarter of 2007. Three of these were oil wells returned to production, adding approximately 20 bopd ( 8/8ths), and 2 were new waterflood injection well completions. The added injection wells are an initial step of a planned expansion of waterflood operations to the western leases owned by Baseline in this field. As a result of this activity, field production is up to nearly 700 bopd ( 8/8ths) as compared to 620 bopd in early October 2007. The company has 15 remaining PUD locations identified, which it intends to drill during the next twelve months. A drilling rig will return to the field later in the first quarter to drill 5 of these PUD wells back-to-back.

The first 20 PUD locations noted above were identified based on initial in-house geological and infill drilling studies of the field. Baseline is now performing an expanded field-wide study, aided by a third party engineering/geological firm, to further define the waterflood expansion and development potential in the field. This study is expected to be finished in spring 2008. In addition to defining additional development and expansion opportunities across the entire field, this work will also provide information required for the planned implementation of an ASP pilot flood. The field work for the ASP pilot should begin by mid-fourth quarter of this year.

Thomas Kaetzer, Baseline’s President and CEO, stated, “We are very pleased with both the development success achieved and technical knowledge gained in the Eliasville waterflood since our acquisition of this field last April. With the recent field work and technical studies performed at our Blessing field, we are confident that our growing knowledge of this asset will also lead to successful future results. We envision a significant rise in both daily production and cash flow by year end.”

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Baseline Oil & Gas Corp’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Baseline Oil & Gas Corp. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Baseline’s Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

Contact:

Baseline Oil & Gas Corp.

Patrick H. McGarey - Chief Financial Officer

(281) 591-6100

p.mcgarey@baselineoil.com

Piedmont IR, LLC

Investor Relations Contact:

Keith Fetter

Darren Bankston

678-455-3696

info@piedmontir.com

Source: Baseline Oil & Gas Corp.

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